EXHIBIT 99.1
NEWS RELEASE

For Immediate Release:

Contact:     Andy Beindorf, President & CEO
             Telephone: (772) 563-2329


INDIAN RIVER BANKING COMPANY ANNOUNCES 4TH QUARTER
AND YEAR END  EARNINGS

(Vero Beach, FL -Jan. 20, 2004) Indian River Banking Company today announced the financial results for the fourth quarter ending December 31, 2003. The company earned $1.035 million after taxes in the fourth quarter of 2003, compared to $1.289 million during the same period in 2002. Earnings for the twelve months ending December 31, 2003 were $4.745 million compared to $5.531 million in the prior year.

On a per share basis, earnings per basic share for the fourth quarter of 2003 were $0.47 compared to the $0.59 per share in the fourth quarter of 2002 (adjusted for a 10% stock dividend paid in February 2003). For the year ending December 31, 2003, earnings per basic share were $2.18 compared to $2.57 per share in the same period of 2002 (also adjusted for the 10% stock dividend paid in February 2003).

According to Andy Beindorf, President and CEO, total assets of the banking company's primary subsidiary, Indian River National Bank (IRNB), were $541 million at December 31, 2003, an 18 % increase from the $458 million in assets reported on December 31, 2002. Beindorf indicated that the company's continued growth was largely due to the Bank's commitment to development of business and personal core relationship deposit accounts in primary market areas. Beindorf noted that IRBC had reached an agreement to be acquired by Alabama National BanCorporation, Birmingham, Alabama. He reported that shareholders of IRBC would be voting on the transaction at a special shareholders' meeting to be held February 25, 2004.

IRNB, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $500 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 8 offices from Vero Beach to Rockledge. IRNB specializes in small business banking, in addition to traditional banking services. Financial services offered include consumer, commercial and residential lending, as well as internet banking. Further information is available at www.irnb.com.

Shareholders of Indian River Banking Company are advised to read the proxy statement/prospectus and other materials regarding the proposed transaction that have been filed with the Securities and Exchange Commission sent to them in connection with the special meeting of shareholders because they contain important information about the merger, Indian River and Alabama National. Copies of the proxy statement/prospectus and other materials can be obtained at the SEC's website at www.sec.gov. Copies of the proxy statement/prospectus and other materials can also be obtained, without charge, by directing a request to Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Lowell A. Womack, Jr. (205-583-3654), or Indian River Banking Company, 958 20th Place, Vero Beach, Florida 32860, Attention: Phillip Tasker (772-978-1000).